Exhibit 15.1

KPMG Auditores Independentes

Av. Coronel Silva Teles, 977, 10º andar, Conjuntos 111 e 112 - Cambuí

Edifício Dahruj Tower

13024-001 - Campinas/SP - Brasil

Caixa Postal 737 - CEP: 13012-970 - Campinas/SP - Brasil

Telefone +55 (19) 3198-6000

kpmg.com.br

Consent of Independent Registered Public Accounting Firm

The Board of Directors
CPFL Energia S.A.:

We consent to the incorporation by reference in the registration statement (No. 333‑231000) on Form F-3 of CPFL Energia S.A. of our report dated April 24, 2020, with respect to the consolidated statement of financial position of CPFL Energia S.A. as of December 31, 2019 and 2018, the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2019, which report appears in the December 31, 2019 annual report on Form 20-F of CPFL Energia S.A..

/s/ KPMG Auditores Independentes

Campinas, São Paulo -  Brazil
April 24, 2020

KPMG Auditores Independentes, uma sociedade simples brasileira e firma-membro da rede KPMG de firmas-membro independentes e afiliadas à KPMG International Cooperative (“KPMG International”), uma entidade suíça.

KPMG Auditores Independentes, a Brazilian entity and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.